Exhibit 99.5

RULE 438 CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Cadence Bancorporation (“Cadence”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any information statement, proxy statement and/or prospectus contained therein and any amendment or supplement thereto, as a person who is to become a director of Cadence, effective immediately after the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of May 11, 2018 (the “Merger Agreement”), by and between Cadence and State Bank Financial Corporation, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Joseph W. Evans
Joseph W. Evans
June 12, 2018